Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of CSOP ETF Trust and to the use of our report dated November 29, 2016 on the financial statements and financial highlights of CSOP FTSE China A50 ETF, CSOP MSCI China A International Hedged ETF, and CSOP China CSI 300 A-H Dynamic ETF, each a series of shares of beneficial interest in CSOP ETF Trust. Such financial statements and financial highlights appear in the September 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 30, 2017